SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 15, 2005

UNITED RENTALS, INC.

UNITED RENTALS (NORTH AMERICA), INC.

(Exact name of Registrants as Specified in their Charters)

Delaware	001-14387	06-1522496
Delaware	001-13663	06-1493538
(States or Other Jurisdiction of Incorporation)	(Commission file Numbers)	(IRS Employer Identification Nos.)

   Five Greenwich Office Park, Greenwich, CT 06830

(Address of Principal Executive Offices) (Zip Code)

Registrants’ telephone number, including area code (203) 622-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

A. Termination of Employment Agreement with Mr. Milne

On August 15, 2005, the company’s board of directors terminated for cause the employment agreement dated April 8, 2004 between the company and John Milne and terminated Mr. Milne’s employment. Prior to termination, Mr. Milne had been the company’s president, chief financial officer, chief acquisition officer and secretary. The board took this action because, as previously announced, Mr. Milne has been unwilling to respond to questions of the special committee of the board reviewing matters relating to the previously disclosed SEC inquiry of the company. The company has commenced a search for a new CFO.

The board has also requested that Mr. Milne resign as a director of the company.

Under the terms of the employment agreement, Mr. Milne is not entitled to any severance payment upon termination for cause. However, he is entitled to be paid any accrued base salary, unreimbursed expenses and accrued vacation. In addition, the employment agreement provides that Mr. Milne is entitled to receive an annual incentive bonus for 2004 pursuant to the company’s Annual Incentive Compensation Plan in an amount to be determined under such Plan after the company’s 2004 results are finalized. The maximum bonus which he is eligible to receive under such Plan for 2004 is $825,000. Mr. Milne is not entitled to any bonus for 2005.

Mr. Milne will forfeit the following unvested awards: (i) 275,000 performance units awarded to him under the company’s Long Term Incentive Plan and (ii) 120,000 stock units awarded under the company’s 2001 Senior Stock Plan. Mr. Milne did not have any other unvested awards under such plans or any other company compensation plan.

Mr. Milne’s employment agreement is filed as exhibit 10(g) to the company’s quarterly report on form 10-Q for the quarter ended March 31, 2004 (filed with the SEC on May 10, 2004).

B. Exercise by Company of Repurchase Right

The securities of our company currently owned by Mr. Milne include 507,251 shares of common stock and warrants to purchase 714,286 shares of common stock, which Mr. Milne acquired from the company in a private placement in 1997. These warrants provide for an exercise price of $10.00 per share and an expiration date of September 10, 2007. In connection with the sale of these securities, we entered into a private placement purchase agreement with Mr. Milne, which was amended and restated as of June 28, 1999.

Under the agreement, the company, in its sole discretion, has the right, prior to September 1, 2005, to repurchase such securities from Mr. Milne in the event that the company determines that Mr. Milne at any time (i) breached any covenant, obligation or understanding with the company or (ii) conducted himself in a manner which adversely affects or could adversely affect the company. The company made such a determination on August 15, 2005 and notified Mr. Milne that it was exercising its repurchase right for all Mr. Milne’s securities subject to such right (i.e., 507,251 shares of common stock and warrants to purchase 714,286 shares of common stock). The notice specified that the closing for the repurchase would take place on August 29, 2005.

The agreement provides for a repurchase price of $9.125 per share of common stock and $0.625 per each one-half share subject to the warrants, plus an amount representing a 4% annual return on such amounts from June 28, 1999. Taking into account the required 4% annual return, and assuming repurchase on August 29, 2005, the repurchase price will be $11.62 per share of common stock and $0.80 for each one-half share subject to the warrants. This repurchase price represents a substantial discount from the current market price of the securities. The closing price for the common stock on the NYSE on August 12, 2005 was $18.57.

Based on this repurchase price, the company will purchase Mr. Milne’s shares and warrants for an aggregate price of $7,037,114 and Mr. Milne will surrender to the company securities that, as of August 12, 2005, had a market value of $15,541,082. (For purposes of the foregoing, the market value of the warrants is deemed to equal the market value of the underlying stock less the aggregate exercise price required to be paid to acquire such stock.) The company expects that it will record a pre-tax expense of approximately $5 million in the third quarter of 2005 as a result of the payment to Mr. Milne.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

See Item 1.02 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 15th day of August, 2005.

UNITED RENTALS, INC.

By:	Alfred P. Colangelo
Name:	Alfred P. Colangelo
Title:	Vice President, Finance

UNITED RENTALS (NORTH AMERICA), INC.

By:	Alfred P. Colangelo
Name:	Alfred P. Colangelo
Title:	Vice President, Finance

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